Exhibit 99.1

RiceBran Technologies Names Eric Tompkins as Executive Chairman and

Appoints Him to the Board of Directors

Business Unit Leader for Milling Operations Joins Board as Executive Chairman During Ongoing Strategic Review

TOMBALL, Texas, June 13, 2023 – RiceBran Technologies (NASDAQ: RIBT) (“RiceBran” or the “Company”), a global leader in the development and manufacture of nutritional and functional ingredients derived from rice and other small and ancient grains for human food, nutraceutical, pet care and equine feed applications, today announced that Eric Tompkins has joined the Company’s Board of Directors (the “Board”) and been named Executive Chairman. In addition, Peter Bradley, Executive Chairman, Will Black and Jean Heggie have resigned from the Board. The changes to the Board are effective immediately.

Mr. Tompkins joined RiceBran in 2019, bringing over 30 years of experience in agricultural commodity processing. Most recently, Mr. Tompkins became the President and CEO of MGI Grain Processing, LLC (“MGI”) in 2017, where he oversaw all organizational functions, and he remained in this role following RiceBran’s acquisition of MGI in April 2019. Mr. Tompkins’s career includes over 25 years with ConAgra Foods where he began his career in grain procurement/risk management, later transitioning to National Account sales, and lastly serving as Director of National Account Sales. Mr. Tompkins graduated from the University of Colorado with a BA in Economics and International Affairs. He received his Master of International Management from the Thunderbird-American Graduate School of International Management.

“As previously disclosed, the Company is exploring all strategic alternatives to the current structure,” added Mr. Tompkins. “I will lead the Company’s operations as the Board continues its strategic review of our assets. My knowledge of the business and my years having run the milling assets will be impactful as we consider strategic alternatives to maximize shareholder value.”

About RiceBran Technologies

RiceBran is a specialty ingredient company focused on the development, production, and marketing of products derived from traditional and ancient small grains. Notably, we are a global leader in the production and marketing of stabilized rice bran (SRB), and high value-added derivative products derived from SRB, as well as a processor of rice, rice co-products, and barley and oat products. We create and produce products utilizing proprietary processes to deliver improved nutrition, ease of use, and extended shelf-life, while addressing consumer demand for all natural, non-GMO and organic products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company’s filings with the Securities and Exchange Commission (the “SEC”) and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran’s expectations regarding its future financial results, sales growth, adjusted EBITDA (non-GAAP) improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties. RiceBran does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran’s filings with the SEC, including its most recent periodic reports.

Investor Contact

Rob Fink

FNK IR

ribt@fnkir.com

646.809.4048